Exhibit 99.1

IMPLANT SCIENCES APPOINTS BROWN & BROWN, LLP AS INDEPENDENT ACCOUNTANTS

WAKEFIELD, MA…January 9, 2006…Implant Sciences Corporation (AMEX: “IMX”, “IMX.WS”) a developer and manufacturer of products for national security, medicine and industry, today announced that it has engaged Brown & Brown, LLP (“Brown & Brown”) as the Company’s independent registered public accounting firm to perform the Company’s annual financial audit for our fiscal year ending June 30, 2006, including customary review of quarterly financial statements that will be filed during the fiscal year.  Implant Sciences had previously engaged BDO Seidman, LLP (“BDO”) to perform such services since April 2003, up to and including its most recent annual report on Form 10KSB for the fiscal year ended June 30, 2005 and its first quarterly report on Form 10Q for the quarter ended September 30, 2005.  BDO resigned as the Company’s independent registered public accounting firm as of November 28, 2005 (the “Resignation Date”).

There were no disagreements with BDO for the fiscal years ended June 30, 2005, or for the interim period subsequent to September 30, 2005 through the Resignation Date, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused them to make reference thereto in their reports on the financial statements for such periods.

Dr. Anthony J. Armini, PhD., CEO of Implant Sciences, commented, “Implant Sciences has had a good working relationship with BDO since first engaging them as our independent registered public accounting firm, and we have great respect for BDO and the BDO professionals with whom we have worked during that time.  However, it is clear that the auditing environment has shifted in recent years, especially in light of the heavy requirements imposed by Sarbanes-Oxley.  We believe that Brown & Brown will provide us with audit services of the highest quality, in a manner that is more efficient and suitable for a rapidly growing company like ours.”

About Implant Sciences

Implant Sciences, incorporated in 1984, is using its core ion technology to develop, manufacture and market products for the homeland security, semiconductor and medical device industries.  The Company has developed and commercialized portable and bench-top detection devices to identify explosives which are distributed under the Quantum SnifferTM brand name.  The Company also provides state of the art ion implantation and wafer analytical services for the semiconductor industry.  The Company also develops, manufactures and sells radioactive products for the treatment of cancer, including sales of radioactive seeds for the treatment of prostate cancer and development of a new, FDA approved radioactive source for use in the treatment of breast cancer.  For further details on the Company and its products please visit the Company’s website at www.implantsciences.com.

Implant Sciences believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties.  Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.  For further information you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the period ended June 30, 2005, and Quarterly Report on Form 10-Q for the period ended September 30, 2005.  The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation

Investor Relations

508-523-3141

(781) 246-0700, ext. 105

www.implantsciences.com